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                                                                      Exhibit 11

                            DeVlieg-Bullard, Inc.
                      Computation of Earnings per Share
              (unaudited - in thousands, except per share data)

                                                      Three Months Ended                 Six Months Ended
                                                          January 31,                      January 31,
                                                      1997           1996             1997             1996
                                                      ----           ----             ----             ----

 Net income (loss)                                 $   754         $(1,076)          $ 1,483         $(2,196)
                                                   =======         =======           =======         =======

 Average number of common
    shares outstanding                              12,250          12,250            12,250          12,250
 Dilutive effect of outstanding
    options (a)                                        333              (b)              274              (b)
 Dilutive effect of outstanding
    stock purchase warrants (a):
    Class A (issued May 1994)                          996              (b)              996              (b)
    New Class A (issued October
          1995)                                        498              (b)              498              (b)
    Class B (c)                                        505              (b)              505              (b)
    Class C (d)                                        633              (b)              633              (b)
                                                   -------         -------           -------         -------
 Total shares used in calculation of
    earnings per share                              15,215          12,250            15,156          12,250
                                                   =======         =======           =======         =======

 Income (loss) per share                           $  0.05          ($0.09)          $  0.10          ($0.18)
                                                   =======         =======           =======         =======


(a)      As determined by application of the treasury stock method
(b)      Not included in calculation as effect would be antidilutive.
(c) The Class B stock purchase warrants are issuable in May 1997 using a formula based on the average closing stock price for the 90 days prior to issuance. The average stock price used here was the average for the quarter ended January 31, 1997. The Class B warrants became issuable on March 18, 1996, and have been included since that date.
(d) In connection with the refinancing of the senior debt facility in October 1995, 750,000 Class C stock purchase warrants ( "Class
         C Warrants") were issued. The Company has the opportunity to earn back these shares based on earnings as defined in the agreement.